Exhibit (a)(1)(E)

Option Exchange Statement

Stock Option Information								Exchange

							Total Options
				Expiration	Grant		Outstanding	Exchange	Unrestricted
Last Name	First Name	Plan	Grant Date	Date	Type	Grant Price	@ 11/30/09	Ratio	Shares

Smith	John	2001 Plan	10/14/2003	10/14/2013	NQ	$3.27	2,000	4.1	487
Smith	John	2001 Plan	12/4/2006	12/4/2013	NQ	$5.05	5,000	6.0	833
							7,000		1,320